Exhibit 10.2

DOVA PHARMACEUTICALS
RESTRICTED STOCK UNIT GRANT NOTICE
(AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN)

Dova Pharmaceuticals (the “Company”), pursuant to its Amended and Restated 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”) and in the Plan and the Restricted Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Restricted Stock Units:

Vesting Schedule:               [                                           ], subject to Participant’s Continuous Service through each such vesting date [and the potential vesting acceleration described in Section 2 of the Award Agreement].]

Issuance Schedule:             Subject to any Capitalization Adjustment, one share of Common Stock (or its cash equivalent, at the discretion of the Company) will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) restricted stock unit awards or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents.  Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DOVA PHARMACEUTICALS	PARTICIPANT

By:

Signature	Signature

Title:	Date:

Date:

ATTACHMENTS:               Award Agreement and Amended and Restated 2017 Equity Incentive Plan

DOVA PHARMACEUTICALS

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), Dova Pharmaceuticals (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to Section 6(b) of the Company’s Amended and Restated 2017 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.                                      GRANT OF THE AWARD.  This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock in connection with the vesting of the Restricted Stock Units, and, to the extent applicable, references in this Agreement and the Grant Notice to Common Stock issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right.  This Award was granted in consideration of your services to the Company.

2.                                      VESTING.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice.  Vesting will cease upon the termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such portion of the Award. [“Double-Trigger” Vesting Acceleration Provision: If a Change in Control occurs and within one (1) month prior to, or within twelve (12) months after, the effective time of such Change in Control, your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to your voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting of your Restricted Stock Units will be accelerated in full.

(a)                                 “Good Reason” shall mean that any of following actions are taken by the Company without your prior written consent: (i) a material reduction by the Company of your base salary; provided, however, that if such reduction occurs in connection with a Company-wide decrease affecting substantially all of the similarly situated employees of the Company, such reduction shall not constitute Good Reason; (ii) a material breach by the Company of your employment agreement or any other material written agreement between you and the Company concerning the terms and conditions of your employment with the Company; (iii) the relocation of your principal place of employment, without your consent, by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

(b)                                 If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 2(c) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 2(c) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 2(c), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.]

3.                                      NUMBER OF SHARES.  The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.                                      SECURITIES LAW COMPLIANCE.  You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.                                      TRANSFER RESTRICTIONS.  Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a)                                 Death.  Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b)                                 Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6.                                      DATE OF ISSUANCE.

(a)                                 The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.  Subject to the satisfaction of the Withholding Taxes set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s)

(subject to any adjustment under Section 3 above). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.

(b)                                 If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)                                    the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”), and

(ii)                                either (1) Withholding Taxes does not apply, or (2) Withholding Taxes apply and the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to then effect a sale of shares of Common Stock under a 10b5-1 Arrangement to satisfy the Withholding Taxes, if applicable, and (C) not to permit you to pay your Withholding Taxes in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than (a) December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d) ) (such applicable date under (a) or (b), the “Issuance Deadline”).

(c)                                  The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.  If the Company elects to issue you cash in part or in full satisfaction of the shares of Common Stock issuable upon vesting of your Restricted Stock Units, then the foregoing provisions of this Section 6(b) will not apply and such cash will be paid to you in a lump sum at any time on after the vesting date of your Restricted Stock Units, but in no event later than the Issuance Deadline.

7.                                      DIVIDENDS.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.                                      RESTRICTIVE LEGENDS.  The shares of Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.

9.                                      EXECUTION OF DOCUMENTS.  You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10.                               AWARD NOT A SERVICE CONTRACT.

(a)                                 Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)                                 By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant of the Company or an Affiliate for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

11.                               WITHHOLDING TAXES.

(a)                                 On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”).

(b)                                 By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Taxes in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Taxes using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates.

(c)                                  Unless the Withholding Taxes are satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

(d)                                 In the event the Withholding Taxes arise prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Taxes was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.                               TAX CONSEQUENCES.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You acknowledge that the Company is not making representations or undertakings regarding the treatment of your Award in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent payments.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13.                               UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.                               NO ADVICE REGARDING GRANT.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the taxes arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

15.                               NOTICES.  Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                               HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

17.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)                                 This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.                               GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided herein, if there is any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control.  Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

19.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

20.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.                               OTHER DOCUMENTS.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

22.                               AMENDMENT.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23.                               COMPLIANCE WITH SECTION 409A OF THE CODE.  This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner and any ambiguities herein shall be interpreted accordingly.  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything in this Agreement to the contrary, if this Award is subject to Section 409A of the Code and any shares otherwise are issuable under this Award in connection with your termination of employment with the Company, then such shares will not be issuable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”).  Notwithstanding anything in this Agreement to the contrary, if it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your  Separation from Service, then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of (i) the date that is six (6) months and one day after the date of the Separation from Service and (ii) the date of your death, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code.  Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-

2(b)(2).  Notwithstanding any contrary provision of the Plan, the Grant Notice, or of this Agreement, under no circumstances will the Company reimburse you for any taxes or other costs under Section 409A of the Code or any other tax law or rule.  All such taxes and costs are solely your responsibility.

* * * * *

This Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.